Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 22, 2024

UBS AG,

Bahnhofstrasse 45,

CH-8001 Zurich,

Switzerland.

Ladies and Gentlemen:

We are acting as United States counsel to UBS AG, a corporation organized under the laws of Switzerland (the “Company”), in connection with the registration of the debt security identified in Annex A to this letter (the “Note”). The Company filed with the U.S. Securities and Exchange Commission a registration statement on Form F-3 (File No. 333-278934) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of up to $1,500,000,000 of the Company’s senior debt securities, including the Note. The Note will be issued under an indenture (the “Base Indenture”), dated as of March 29, 2007, between Credit Suisse AG (“CS AG”) and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture dated as of May 6, 2008 (the “First Supplemental Indenture”), between CS AG and the Trustee, (ii) the Second Supplemental Indenture dated as of March 25, 2009 (the “Second Supplemental Indenture”), between CS AG and the Trustee, (iii) the Third Supplemental Indenture dated as of September 9, 2020 (the “Third Supplemental Indenture”), between CS AG and the Trustee, and (iv) the Fourth Supplemental Indenture dated as of May 30, 2024 among CS AG, the Company and the Trustee (the “Fourth Supplemental Indenture” and the Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”) pursuant to which the Company became the successor to CS AG under the Indenture with the same effect as if the Company had been named as the “Company” thereunder.

In rendering this opinion, we have examined the following documents:

1. The Indenture.

2. Certificates of officers of the Company with respect to the authorization of the Note, the determination of the terms of the Note and related matters.

UBS AG	-2-

3. Specimen of the Note.

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Note, when issued and delivered against payment as contemplated in the Registration Statement, will constitute a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that (1) the Company has been duly incorporated and is an existing corporation in good standing (to the extent applicable) under the laws of Switzerland, (2) the Indenture and the Note have been duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned and (3) none of the entry into the Indenture by the Company, the issuance of the Note by the Company, or the performance by the Company of its obligations under the Indenture and the Note, violates or conflicts with any applicable Swiss law.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Note or its offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Note conforms to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Note has been manually signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

UBS AG	-3-

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

UBS AG	-4-

Annex A

Title of Note	ETNs
ETRACS Silver Shares Covered Call Exchange Traded Notes (ETNs) linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index due April 21, 2033	1,000,000